                                                                  EXHIBIT 10.20



                            STOCK PURCHASE AGREEMENT

                                     BETWEEN

                     FIRST NEW ENGLAND DENTAL CENTERS, INC.,

                                       AND

                    THE OWNERS OF THE ISSUED AND OUTSTANDING
                                CAPITAL STOCK OF
                           INGOLDSBY & BERGMAN, P.C.:

                             CLARK INGOLDSBY, D.D.S.
                             STEVEN BERGMAN, D.M.D.







                          Dated as of November 12, 1996
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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of November 12, 1996, by and among FIRST NEW ENGLAND DENTAL CENTERS, INC., a Delaware corporation ("FNEDC") and CLARK INGOLDSBY, D.D.S. ("Ingoldsby") and STEVEN BERGMAN, D.M.D., P.C. ("Bergman"), the undersigned shareholders (the "Shareholders") of INGOLDSBY & BERGMAN, P.C. (the "Company").


                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in the business of the management of dental services (the "Business");

         WHEREAS, FNEDC intends to acquire all of the outstanding common stock of the Company at the Closing (defined in Section 5.1);

         WHEREAS, immediately prior to the Closing, the Company intends to amend its Articles of Organization to become a general business corporation under Massachusetts General Laws, Chapter 156B.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I

                                  GENERAL TERMS

         I.1. Consideration. On the Closing Date and subject to Section 1.2 hereof, each issued and outstanding share of common stock of the Company ("Company Stock") shall be converted into and exchanged for the right to receive Eight Hundred Sixty-Four Thousand Eight Hundred Forty-Three Dollars ($864,843), to be paid to the Shareholders as follows:

                  (i) convertible promissory notes, each substantially in the form set forth in Exhibit 1.1(i), in the principal aggregate amount of Two Hundred Thousand Dollars ($200,000), as follows: (A) One Hundred Thousand Dollars ($100,000) to Ingoldsby, and (B) One Hundred Thousand Dollars ($100,000) to Bergman (the "Convertible Notes");

                  (ii) the aggregate sum of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500), to be paid by FNEDC on the Closing Date, by bank check or wire transfer, as follows: (A) Ninety Three Thousand Seven Hundred Fifty Dollars ($93,750) to Ingoldsby, and (B) Ninety Three Thousand Seven Hundred Fifty Dollars ($93,750) to Bergman (collectively, the "Funds");

                  (iii) promissory notes (the "Promissory Notes"), each substantially in the form set forth at Exhibit 1.1(iii), in the principal aggregate amount
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         of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500),
         as follows: (A) Ninety-Three Thousand Seven Hundred and Fifty Dollars ($93,750) to Ingoldsby, and (B) Ninety-Three Thousand Seven Hundred and Fifty Dollars ($93,750) to Bergman;

                  (iv) the aggregate sum of Two Hundred and Twenty-Five Thousand Dollars ($225,000), to be paid by FNEDC on behalf of the Company to Bank of Braintree on the Closing Date, by wire transfer, which, together with the amounts paid to Bank of Braintree by the Shareholders on or before the Closing Date, shall be in full satisfaction of the Company's obligations to Bank of Braintree (the "Bank of Braintree Loan"); and

                  (v) the aggregate sum of Sixty-Four Thousand Eight Hundred Forty-Three Dollars ($64,843) as reimbursement of Shareholders by FNEDC for trade payables assumed, to be paid by bank check, as follows: (A) Thirty-Two Thousand Four Hundred Twenty-One and Fifty Cents Dollars ($32,421.50) to Ingoldsby, and (B) Thirty-Two Thousand Four Hundred Twenty-One and Fifty Cents Dollars ($32,421.50) to Bergman (such amount together with the Promissory Notes, the Convertible Notes and the Funds, the "Cash Component")

         I.2. Delivery of Certificates and Consideration.

              (a) Delivery of Company Stock Certificates. At the Closing, the Shareholders shall deliver to FNEDC all certificates which represent shares of Company Stock.

              (b) Delivery of Closing Consideration. At the Closing, FNEDC shall issue and deliver to the Shareholders the Convertible Notes and Promissory Notes to which the Shareholders shall be entitled pursuant to Section 1.1 hereof. FNEDC shall also pay the Cash Component to the Shareholders as provided in
Section 1.1(b) above.

         I.3. Tax Liability. If the Company has a liability with respect to any taxes for any period prior to the Closing Date, then the amount of such tax liability (the "Tax Liability") shall be added to the Group Productivity Target set forth at Exhibit B in the Shareholders' Dental Employment Agreements (defined below) for the first full contract year of such agreement. The Parties agree that, in accordance with APB Opinion 16 and for accounting purposes only, the Closing shall be deemed to have occurred and take effect on October 1, 1996.

         I.4. Pre-paid Expenses. At the Closing, FNEDC shall reimburse the Shareholders for the pre-paid expenses set forth on Schedule 1.4 attached hereto.

         I.5. Withdrawal of Cash. Except for amounts necessary to pay any outstanding checks of the Company drawn upon the Company's bank accounts, the Shareholders shall be entitled to withdraw the remainder of all funds from said accounts on the Closing Date.


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         I.6. Accounts Payable. The Shareholders shall assume the responsibility for timely payment of all of the accounts payable of the Company accruing prior to the Closing Date.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         II.1. Representations and Warranties of FNEDC.

               FNEDC hereby represents and warrants to the Shareholders that each of the statements contained in this Section 2.1 is true and correct in all respects as of the date hereof and will be true and correct at and as of the Closing.

               (a) Organization, Power and Standing. FNEDC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own its properties and to carry on its business as such business is now conducted and presently proposed to be conducted. The copies of FNEDC's Certificate of Incorporation and by-laws, as amended through the date hereof, that have been delivered to the Shareholders by FNEDC, are complete and correct as of the date of this Agreement and will continue in effect without further amendment through the Closing.

               (b) Power and Authority Relative to Transaction. FNEDC has full corporate power and authority and has taken all required action necessary to permit it to execute and deliver this Agreement and to perform all of the obligations contained herein, and to execute, deliver and perform all of the obligations contained in all other instruments or agreements required hereby or incident or collateral hereto, and none of such actions conflicts with or violates any provision of law known to FNEDC or of the Certificate of Incorporation or Bylaws of FNEDC, or violates or constitutes a default under or will result in any breach of any agreement, indenture, deed of trust, mortgage, instrument, lease, order, judgment, writ, injunction, decree, license or permit of any court or governmental or regulatory body applicable to FNEDC or by which FNEDC or its assets may be bound.

               (c) Valid and Binding Obligation. This Agreement constitutes, and each other instrument or agreement to be executed and delivered by FNEDC under this Agreement will constitute, the valid and legally binding obligation of FNEDC, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other general laws affecting the rights and remedies of creditors, except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (d) Required Consents. No consent, order, approval, authorization, declaration or filing including, without limitation, any consent, approval or authorization of or declaration or filing with any governmental authority, is required on the part of FNEDC for or in connection with the execution and delivery of this Agreement.

               (e) No Brokers. FNEDC has not dealt with any broker, finder or similar


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agent with respect to the transactions contemplated by this Agreement and FNEDC is not under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

               (f) Litigation. Except as described on the attached Schedule 2.1(f), there is no litigation, proceeding or investigation pending or, to the best of FNEDC's knowledge, threatened (nor, to the best of FNEDC's knowledge, is there any basis therefor) against FNEDC or affecting any of its properties, rights or assets or against any officer or employee which relates to the affairs of FNEDC or the right of any officer or employee to participate in the business of FNEDC and which is reasonably likely to result in any material adverse change in the business or condition (financial or otherwise), prospects, assets or liabilities of FNEDC or which relates to the FNEDC Stock or the transactions contemplated by this Agreement, in any court or before any authority or governmental entity including, without limitation, actions, proceedings or investigations with respect to any alleged violation by FNEDC of any law, statute, ordinance, regulation, order, policy or guideline of any governmental entity.

               (g) Capitalization. FNEDC's entire authorized capital stock consists of 10,000,000 shares of FNEDC Common Stock, $.01 par value per share. As of the date of execution of this Agreement, an aggregate total of 4,773,588 shares of FNEDC Common Stock are issued and presently outstanding. Subject to the accuracy and completeness of the representations made, and the information provided by others in connection with the issuance of FNEDC Common Stock, all of the outstanding FNEDC Common Stock has been issued in full compliance with all applicable securities laws. FNEDC has no outstanding options, warrants, conversion rights, exchange privileges or other commitments to issue or to acquire any shares of its capital stock or any securities or obligations convertible or exchangeable into shares of its capital stock except as set forth in Schedule 2.1(g).

               (h) Qualification to Do Business. FNEDC is duly qualified to do business in Massachusetts and in all other jurisdictions in which failure to so qualify would have a material adverse effect on FNEDC.

               (i) Compliance with Laws. FNEDC is not in material violation of any Federal, state or local statute, ordinance, judgment, decree, order or governmental rule, regulation, policy or guideline applicable to FNEDC in a manner which could materially and adversely affect its condition (financial or otherwise) or the transactions contemplated by this Agreement.

               (j) Financial Statements. The unaudited financial statements of FNEDC which have been provided to the Shareholders in connection with the transactions contemplated by this Agreement (a) fairly present the financial position and results of operations of FNEDC as of the respective dates thereof, subject to the absence of year end adjustments and footnotes; (b) are in accordance with the books and records of FNEDC; and (c) are prepared in accordance with a modified cash basis of accounting consistently applied. FNEDC has no debts, liabilities or obligations of any nature whatsoever which are not disclosed on such financial statements.

               (k) Investigation. The Shareholders have made available to FNEDC written


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
information which they have requested and have answered to FNEDC's satisfaction all inquiries made by them; provided, however, that no such information or answers shall in any way mitigate, limit or qualify the Shareholders' representations and warranties set forth in, respectively, Sections 2.2 and 2.3 hereof, nor minimize FNEDC's reliance on such representations and warranties as a condition to entering into this Agreement.

               (l) Disclosure. Neither the representations and warranties of FNEDC contained in this Agreement nor the financial or other information included in the Schedules hereto, nor any other document, certificate or written statement furnished to the Shareholders by FNEDC in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made. There is no fact presently known to FNEDC which may (so far as FNEDC can now reasonably foresee) materially adversely affect the business, operations, affairs, prospects or condition of FNEDC or its property or assets which has not been set forth in this Agreement or in a document, certificate or written statement furnished to the Shareholders by FNEDC pursuant hereto.

         II.2. Representations and Warranties Concerning the Company.

               The Shareholders hereby represent and warrant to FNEDC that each of the statements contained in this Section 2.2 (including the Schedules hereto) is true and correct as of the date of this Agreement and will be true and correct at and as of the Closing.

               (a) Organization, Power and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts with all requisite corporate power and authority to own its properties and engage in the business in which it is currently engaged (except that upon conversion to a general business corporation under M.G.L. 156B, the Company shall no longer be authorized to engage in the practice of dentistry). The copies of the Company's Articles of Organization and by-laws, as amended through the date hereof, that have been delivered to FNEDC by the Company are complete and correct as of the date of this Agreement and will continue in effect without further amendment (except to convert the Company to a general business corporation) through the Closing.

               (b) Subsidiaries and Interest in Other Entities. The Company has no subsidiaries nor does it, directly or indirectly, own or have the right to acquire any equity interest in any other corporation, partnership, joint venture or other business organization, except as provided herein. The Company has not made any investment in or advance of cash or other extension of credit to any company, entity or individual.

               (c) Capitalization. The Company's entire authorized capital stock consists of 20,000 shares of common stock, no par value per share (the "Company Stock"), of which 1,000 shares are issued and presently outstanding and held by Clark Ingoldsby, D.D.S. and 1,000 shares are issued and presently outstanding and held by Steven Bergman, D.M.D.

               All of the outstanding stock of the Company has been issued in full compliance


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with all applicable securities laws. The Company has no outstanding options, warrants, conversion rights, exchange privileges or other commitments to issue or to acquire any shares of its capital stock or any securities or obligations convertible or exchangeable into shares of its capital stock except as set forth in Schedule 2.2(c).

               (d) Qualification to do Business. The Company is duly qualified to do business in Massachusetts and in all other jurisdictions in which the failure to so qualify would have a material adverse effect on the Company.

               (e) Financial Statements. Schedule 2.2(e) hereto includes: the unaudited 1995 financial statements of the Company and the Profit and Loss and Balance Sheets as of September 30, 1996. The financial information included in
Schedule 2.2(e) is collectively referred to as the "Financial Information." The Financial Information is complete and accurate and fairly presents the financial condition of the Company at the dates indicated and the results of its operation for the periods indicated, subject to year-end adjustments and footnote disclosures, and was prepared in accordance with the books and records of the Company and in conformity with an accrual basis of accounting, consistently applied.

               (f) Absence of Undisclosed Liabilities. Except for current liabilities incurred in the ordinary and usual course of business since September 30, 1996, the costs incurred in connection with the transactions contemplated hereby, and liabilities reflected in the Schedules to this Agreement, the Company has no liabilities, whether absolute, accrued, contingent or otherwise and whether due or to become due, except as and to the extent reflected or reserved against in the Financial Information. Except for those liabilities set forth in Schedule 2.2(f) and accounts payable incurred in the ordinary and usual course of business since September 30, 1996, the Company shall not have any liabilities as of the Closing Date.

               (g) Title to Properties, Etc.. Except as set forth in the Financial Information or as listed on Schedule 2.2(g), the Company is the sole owner of, and has good, valid and marketable title to, all of its properties and assets, real and personal, including all those reflected in the Financial Information (except for such assets as may have been since sold or otherwise disposed of in the ordinary course of business), and all trademarks, copyrights, and service marks used in connection with the Business. None of such properties is subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance or other charge except:

                  (i) liens, encumbrances and leases incurred or made in the ordinary course of business which do not materially impair the usefulness of such properties and assets in the conduct of the business of the Company (but excluding liens securing payment of indebtedness);

                  (ii) liens from nondelinquent taxes, assessments or governmental charges or levies; and

                  (iii) as specifically set forth on Schedule 2.2(g).

The Company enjoys peaceful and undisturbed possession under the leases set forth on


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
Schedule 2.2(g). All such leases are valid, subsisting and in full force and effect, and there are no uncured defaults of the Company under such leases. The assets and properties of the Company, including those obtained pursuant to said leases, are adequate to conduct the operations currently conducted and presently proposed to be conducted by the Company. Except as set forth in Schedule 2.2(g), all machinery, equipment and other assets of the Company are in good repair, reasonable wear and tear excepted, have been well maintained and, to the best of the Shareholders' knowledge, conform in all material respects to all applicable ordinances, regulations and zoning or other laws, and such machinery and equipment is in good working order. There is no pending or, to the best of the Shareholders' knowledge, threatened condemnation of any such property. Except as set forth in Schedule 2.2(g), the leasehold or other interest of the Company in such real property is not subject or subordinate to any security interest, lien or mortgage, except with respect to liens described in Subsections 2.2(g)(i) and (ii) above. The lease for the Company's premises has not been amended and neither the landlord nor the Company is in default thereunder. To the best of the Shareholders' knowledge, the use of the Company's premises by the Company and the occupancy and operation thereof by the Company are in compliance in all material respects with all applicable Federal, state and local laws, ordinances and regulations, including without limitation Federal and state safety, health, environmental protection and hazardous waste laws, regulations, standards and ordinances.

               (h) Conduct of Business; Absence of Material Adverse Changes. Since October 1, 1996, except as otherwise required pursuant to this Agreement, the Business has been conducted only in the usual and ordinary course, and there has been (i) no sale, transfer or other disposition of any of the Company's material assets or capital stock; (ii) no encumbrance placed upon the Company's assets or stock; (iii) no other event or condition known to the Shareholders which materially and adversely affects, or which is reasonably likely to materially and adversely affect, the Business or the condition (financial or other), prospects, assets or liabilities of the Company; and (iv) no free service, premium or gift offered as an inducement to existing or prospective patients (other than charitable care provided in accordance with the Company's policy regarding uncompensated care).

         In particular, and without limiting the generality of the foregoing, since October 1, 1996 the Shareholders have not permitted the Company to do any of the following, except as otherwise contemplated herein:

                  (i) change its method of management or operations;

                  (ii) amend its Articles of Organization or By-Laws;

                  (iii) terminate the services of any employee, consultant or agent of the Company;

                  (iv) increase the compensation payable or to become payable to any officer, director, employee or agent of the Company or make or enter into any bonus payment arrangement with any officer, director, employee, or agent, or hire or engage any additional management personnel or consultants for the business of the Company, except as disclosed in Schedule 2.2(l) or in connection with the transactions


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
         contemplated hereunder;

                  (v) directly or indirectly redeem, purchase or otherwise acquire or dispose of any properties or assets except in the ordinary course of business;

                  (vi) subject any of its properties or assets to any mortgage, pledge, security interest or lien;

                  (vii) directly or indirectly redeem, purchase or otherwise acquire any of its outstanding capital stock;

                  (viii) incur any indebtedness for borrowed money, make any loans or advances to any individual, firm or corporation or assume, guarantee or endorse, or otherwise become responsible for the obligation of any other individual, firm or corporation, except in the ordinary course of business;

                  (ix) modify, amend, cancel or terminate any existing agreement material to its business, including the making of any substantial prepayment on any existing obligation, except in the ordinary course of business;

                  (x) make any material change in the accounting methods or practices employed by the Company as at the date hereof in respect of the business of the Company;

                  (xi) enter into any contract or commitment involving in any instance aggregate payment by the Company of more than $1,000 or extending beyond the Closing Date, except in connection with the transactions contemplated hereby or in the usual and ordinary course of business consistent with past practice;

                  (xii) declare or pay any dividend or distribution in respect of its capital stock, either in cash, kind or in shares of stock or issue or authorize any securities of the Company or grant stock options, warrants or other rights to acquire shares of its stock or securities convertible into or exchangeable for shares of its stock;

                  (xiii) take any other action which would materially adversely affect or detract from the value of the Company or the Company Stock, including without limitation cancelling any debts or claims;

                  (xiv) waive any rights of material value or modify, amend, alter or terminate any Material Contract; and/or

                  (xv) directly or indirectly offer, solicit or entertain offers for or take any other action with a view to the sale of all or any substantial part of the assets, capital stock or business of the Company.

                  (i) Tax Returns and Payments. The Company has prepared in good faith and filed when due, or timely obtained extensions of time for filing, all tax returns required by law to be filed, and has paid when due all taxes, assessments and other governmental charges (whether or not shown on any tax return), including without limitation, all estimated tax payments imposed upon any of its properties, assets or income. To the best of the Shareholders' knowledge, the Company has no liability for any Federal, state or local taxes not yet paid which relate to prior taxable years, except the 1995 tax year and the portion of the 1996 tax year preceding the Closing. To the best of the Shareholders' knowledge, all such tax returns are correct and complete in all material respects and no income tax return nor any corporation excise tax return of the Company has ever been audited. The Company has never filed a consent under Section 341(f) of the Code. The Company has not executed any waiver or consent that would have the effect of extending any applicable statute of limitations in respect of any of its tax liabilities. To the best of the Shareholders' knowledge, the charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate, and there is no unpaid assessment or any basis for the assessment of any material amount of additional taxes for any period or partial period preceding the Closing. Except as set forth on Schedule 2.2(i), neither the Internal Revenue Service nor any other taxing authority has asserted or threatened to assert, or is now asserting or threatening to assert, against the Company any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. The Company has withheld from its employees' or its other payees' gross compensation and has paid over to appropriate governmental authorities all tax and other withholdings required by applicable law.

               (j) Compliance with Laws. The Company is not in material violation of any Federal, state or local statute, ordinance, judgment, decree, order or governmental rule, regulation, policy or guideline applicable to the Company in a manner which could materially and adversely affect its condition (financial or otherwise), the transactions contemplated by this Agreement or the Business.

               (k) Insurance. The Company is insured under the insurance policies listed in Schedule 2.2(k), all of which are valid and in full force. Except as otherwise indicated on Schedule 2.2(k), all liability insurance policies are on an "occurrence" basis. All premiums due to date under such policies have been paid, and no default exists thereunder. To the best of the Shareholders' knowledge, the insurance listed in Schedule 2.2(k) is in amounts adequate to cover losses on physical assets.

               (l) Employees and Compensation.

                  (i) The Company is not in violation of any applicable Federal, state or local laws or regulations with respect to employment, employment practices, or the terms and conditions of employment, wages and hours in a manner which could materially and adversely affect its condition (financial or otherwise). None of the Company's employees is represented by any union, and there is no labor strike, slowdown, stoppage, organizational effort, dispute or proceeding by or with any employee or former employee of the Company or any labor union pending or threatened against the Company.

                  (ii) There are no employment or consulting contracts or arrangements (other than those terminable at will) with any employees or consultants of or associated with the Company, except as described on Schedule 2.2(l) hereto.
         Schedule 2.2(l) also sets forth a true and complete list of all employees of and consultants to the Company, showing date of hire, hourly rate or salary or other basis of compensation, each bonus, hourly rate increase and/or salary increase granted since November 1, 1996 (or committed to be granted in connection with the transactions contemplated hereunder), and job function.

         (m) Employee Benefits. Schedule 2.2(m) contains a complete and accurate list of each plan, arrangement, understanding, practice or commitment, formal or informal, firm or contingent, written or oral, currently sponsored, maintained or contributed to by the Company which covers, or which at any time prior to the Closing Date covered, any of the current or former officers, employees or independent contractors of the Company or its predecessors and providing any of the following benefits: bonus, stock bonus, profit sharing, pension, retirement, life insurance, medical, hospitalization, dental, vision, disability, vacation, workers' compensation, deferred or incentive compensation, severance benefits and including, without limitation, each "employee pension benefit plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter "ERISA")) and "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) (collectively, the "Plans"). Except as disclosed on Schedule 2.2(m):

                  (i) The Company and the Shareholders have not engaged in any transactions which would, directly or indirectly, subject any Plan, its related trust or the Company to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA;

                  (ii) The Company and the Shareholders have performed all their material obligations under the Plans and have not violated the provisions of any of the Plans and, to the best knowledge of the Company and the Shareholders, no other party is in violation thereof;

                  (iii) Each Plan is in compliance in all material respects with all applicable requirements prescribed by all statutes (including, without limitation, ERISA and the Code), orders, governmental rules and regulations;

                  (iv) All payments required to be made to each Plan as of the Closing Date have been timely and completely made;

                  (v) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the best knowledge of the Company, threatened, alleging any breach of the terms of any Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any Plan;

                  (vi) Subject to applicable requirements of ERISA, neither any provision of any Plan nor any agreement with any employee nor any representation or course of conduct by or on behalf of the Company would prevent the amendment or termination after the Closing Date of any Plan without liability to the Company;

                  (vii) There are no benefits or severance obligations of the Company that will arise as a result of the transactions contemplated hereunder;

                  (viii) No Plan which is an "employee welfare benefit plan" provides for continuing benefits or coverage, including but not limited to medical, health or life insurance, to an employee or former employee following termination of employment with the Company other than that either required by Section 4980B of the Code and Sections 601 through 609 of ERISA (or similar provisions of state law), or provided in accordance with the conversion feature of the Plan.

                  (ix) Each Plan which is a "group health plan" (within the meaning of Section 4980(B)(a)(2) of the Code) is in material compliance with the applicable requirements under Section 4980B of the Code and Sections 601 through 609 of ERISA;


                  (x) No Plan is, or forms part of, a "multiple employer welfare arrangement" (within the meaning of Section 3(40) of ERISA), a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) or a "voluntary employees' beneficiary association" (within the meaning of Section 501(c)(9) of the Code);

                  (xi) With respect to each Plan which is a self-insured "employee welfare benefit plan," no claims have been made pursuant to any such Plan that have not yet been paid and, to the best knowledge of the Company, no injury, sickness or other medical condition has been incurred with respect to which claims may be made pursuant to any such Plan; and

                  (xii) All reports, forms and other documents with respect to any Plan required to be filed with any government entity or to be disclosed to Plan participants and their beneficiaries have been timely filed or disclosed, as the case may be, and are accurate in all material respects.

         (n) Material Contracts. Schedule 2.2(n) hereto sets forth a complete and accurate list and compilation of all material:

                  (i) Contracts with respect to the provision of health care services, including all contracts between third party payors and the Company or the Shareholders;

                  (ii) Licenses, leases, contracts and other arrangements with respect to any material property of the Company;

                  (iii) Contracts (written or unwritten) with respect to which the Company has any liability or obligation, contingent or otherwise, involving more than $1,000 or which may otherwise have any continuing effect after the Closing Date, or which place any material limitation on the method of conducting or the scope of the Business;

                  (iv) Contracts of the Company with directors, officers, employees, agents and/or consultants of the Company or the spouses or relatives of such persons;

                  (v) Compensation arrangements for all employees and consultants including rates of pay and other benefits and the amounts of compensation and other benefits accrued as of a recent date;

                  (vi) Agreements, contracts or instruments relating to the borrowing of money, or the guaranty of any obligation for the borrowing of money;

                  (vii) Contracts between officers, directors or employees of the Company and any other person or entity which purport to restrict the Company's business activities or use of information in the Business, including without limitation any covenant not to compete;

                  (viii) All agreements relating to any securities of the Company or rights in connection therewith; and

                  (ix) Any contracts, leases or other agreements referred to in any other Schedule hereunder, and any other material contracts, instruments, commitments, plans or arrangements of the Company.

All the foregoing are herein called "Material Contracts." Schedule 2.2(n) includes with respect to each Material Contract the names of the parties, the date thereof, its title or other general description. Copies of all written Material Contracts have been delivered to FNEDC or FNEDC's counsel. Each Material Contract sets forth the entire arrangement and understanding between the Company and the respective third parties with respect to the subject matter thereof and, except as indicated in such Schedule, there have been no amendments or side or supplemental arrangements to or in respect of any Material Contract. The Company has furnished to FNEDC true and correct copies of all Material Contracts as currently in effect, and will furnish any further information that FNEDC may reasonably request in connection therewith. Each Material Contract is valid and in full force and effect, and the Company has performed all material obligations required to be performed by it thereunder. The Company is not in material default under or in material breach or material violation of (x) its Articles of Organization or Bylaws, or (y) any Material Contract, or (z) any other agreement, decree, order, statute or governmental rule or regulation applicable to it in a manner which would materially and adversely affect its condition, the transactions contemplated by this Agreement or the Business, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any law, decree or order known to the Company or in any default, breach or violation of the Company's Articles of Organization or Bylaws, or any Material Contract to which the Company is a party or by which it is bound. To the best of the Shareholders' knowledge, there is no event which has occurred or existing condition which constitutes, or with notice or lapse of time or both, would constitute a default under any Material Contract or would cause the acceleration of any obligation of any party thereto, or give rise to any right of termination or cancellation or cause the creation of any lien or encumbrance on any asset of the Company. To the best of the Shareholders' knowledge, no third party is in default under any material provision of any Material Contract. The Shareholders have no knowledge that the parties to any Material Contract will not fulfill their obligations thereunder in all material respects. There is no term of any Material Contract which now or in the future may, so far as the Shareholders can now reasonably foresee, materially adversely affect the Business or the business, operations, affairs, prospects or condition of the Company.

                  (o) Books and Records. All corporate actions of the Company's board of directors and the Shareholders have been duly authorized in accordance in all material respects with applicable law and the Articles of Organization and Bylaws of the Company, and has been duly and accurately recorded in the Company's minute books in all material respects. The general ledgers and books of the Company and all of its other books, accounts and records are in all material respects complete and correct and have been maintained in accordance in all material respects with good business practice and all applicable laws and regulations.

                  (p) Banking Relationships. All of the arrangements which the Company has with any banking institution are completely and accurately described in Schedule 2.2(p) indicating with respect to each such arrangement the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereto. The Company has no outstanding powers of attorney of any kind.

                  (q) Required Consents, Etc. Except as described in Schedule 2.2(q) hereto, to the best of the Shareholders' knowledge, no consent, approval, authorization, declaration or filing, including without limitation any consent, approval or authorization of or declaration or filing with any governmental authority, is required on the part of the Company in connection with the execution and delivery of this Agreement or exchange of Company Stock pursuant hereto.

                  (r) Licenses and Permits. Schedule 2.2(r) hereto sets forth a complete and accurate list of all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities held by the Company which are in effect and which in any way relate to the Business (collectively, the "Authorizations"). To the best of the Shareholders' knowledge, the Authorizations constitute all licenses, permits, consents, approvals and authorizations required for the conduct of the Business, and no suspension or cancellation of any Authorization is threatened. To the best of the Shareholders' knowledge, all of the Authorizations are in full force and effect and are valid and enforceable in accordance with their terms. To the best of the Shareholders' knowledge, there exists no fact or circumstance which constitutes, or with the passage of time or giving of notice or both would constitute, a default under any Authorization or permit any governmental or other authority to cancel or terminate any Authorization.

                  (s) Accounts Receivable. Except as set forth on Schedule 2.2(s), the accounts receivable of the Company as of the Closing will be valid and enforceable claims, collectible in the ordinary course of business (subject to (i) allowances set forth in the subject contracts, (ii) non-collectible accounts in the ordinary course, and (iii) the reserves for bad debts reflected in the Financial Information) and, to the best of the Shareholders' knowledge, subject to no set-off or counterclaim. Notwithstanding the foregoing, Shareholders represent and warrant that at least $150,000 of the Company's accounts receivable are fully collectible. The Company has no accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or from any director, officer or employee of the Company. All accounts receivable arose out of bona fide transactions in the ordinary course of business.

                  (t) Litigation. Except as set forth on Schedule 2.2(t), there is no litigation, proceeding or investigation pending or, to the best of the Shareholders' knowledge, threatened (nor, to the best of the Shareholders' knowledge, is there any basis therefor) against the Company or affecting any of its properties, rights or assets or against any officer or employee which relates to the affairs of the Company or the right of any officer or employee to participate in the business of the Company and which is reasonably likely to result in any material adverse change in the Business or in the business or condition (financial or otherwise), prospects, assets or liabilities of the Company or which relates to the Company Stock or the transactions contemplated by this Agreement, in any court or before any authority or governmental entity including, without limitation, actions, proceedings or investigations with respect to any alleged violation by the Company of any law, statute, ordinance, regulation, order, policy or guideline of any governmental entity.

                  (u) No Brokers. The Company has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by the Agreement and the Company is not under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  (v) Disclosure. Neither the representations and warranties of the Shareholders contained in this Agreement nor the financial or other information included in the Schedules hereto, nor any other document, certificate or written statement furnished to FNEDC by or on behalf of the Shareholders or the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein complete and not misleading as of the dates thereof in light of the circumstances in which they were made. There is no fact presently known to the Shareholders which may (so far as the Shareholders or the Company can now reasonably foresee) materially adversely affect the Business or the business, operations, affairs, prospects or condition of the Company or its property or assets which has not been set forth in this Agreement or in a document, certificate or written statement furnished to FNEDC by the Shareholders or by the Company pursuant hereto.

                  (w) No Offer. Neither of the Shareholders has not, directly or indirectly, offered, solicited offers for or sold, assigned, pledged or otherwise transferred any Company Stock prior to the Closing. Neither the Shareholders nor the Company have, directly or indirectly, through any officer, director, agent or otherwise, (i) solicited, initiated or encouraged submission of proposals or offers from any person other than FNEDC relating to any acquisition or purchase of any of the Company Stock and/or the assets of the Company, or any equity interest in the Company or any equity investment, merger, consolidation or business combination with the Company, or (ii) participated in any discussions or negotiations regarding, or furnished to any other person, any non-public information with respect to, or otherwise cooperated in any way with, or assisted or participated, facilitated or encouraged, any effort or attempt by any other person to do or seek any of the foregoing.

         II.3. Representations and Warranties Concerning the Shareholders.

                  The Shareholders hereby represent and warrant to FNEDC that each of the statements contained in this Section 2.3 is true and correct as of the date of this Agreement and will be true and correct at and as of the
Closing:

                  (a) Title. The Shareholders have good, marketable and unencumbered title to, and full right, power and authority to sell, transfer, assign and deliver such Company Stock as herein agreed subject only to pledges of said stock which will be satisfied on the Closing Date; and FNEDC will on the Closing Date, acquire good and marketable title to such Company Stock, free and clear of any liens, encumbrances, restrictions on transfer, charges or claims.

                  (b) Due Issuance. The shares of Company Stock owned by the Shareholders are validly issued, fully paid and nonassessable.

                  (c) Validity and Enforceability. This Agreement is, and each of the other agreements and instruments of the Shareholders contemplated hereby are the valid and binding obligations of the Shareholders, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other general laws affecting the rights and remedies of creditors, except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and the execution and performance of this Agreement and such other agreements and instruments including, without limitation, the Shareholders' Dental Employment Agreements (defined in Section 4.1(d) below), will not result in any violation of or be in conflict with or constitute a default under any contract, agreement, instrument, judgment, decree or order to which either Shareholder is a party or by which either Shareholder may be bound.

                  (d) No Brokers. The Shareholders have not dealt with any broker, finder or similar agent with respect to the transactions contemplated by the Agreement and the Shareholders are not under any obligation to pay any broker's fee, finder's fee or commission in connection with the transactions contemplated by this Agreement.

                  (e) Dental Practice. The Shareholders conduct their dental practice exclusively through the Company, and the Company has good, marketable and, subject to any exceptions set forth in Section 2.2(g), unencumbered title to all assets used by the Shareholders in connection with their dental practice.

                  (f) Experience. Each Shareholder has carefully reviewed the representations concerning FNEDC contained in this Agreement, and have made detailed inquiry concerning FNEDC, its business and its personnel; the officers of FNEDC have made available to each Shareholder any and all written information which he has requested and has answered to each Shareholder's satisfaction all inquiries made by him; each Shareholder has such knowledge and experience in financial and business matters and in the affairs of FNEDC that he is capable of evaluating the risks and merits of his investment in FNEDC and is able financially to bear the risks thereof.

                  (g) Authority. The Shareholders have full power and authority to enter into and to perform this Agreement in accordance with its terms.

                                   ARTICLE III

                       ADDITIONAL COVENANTS AND AGREEMENTS

         III.1. FNEDC's Access to Information. The Shareholders shall cause the Company to permit FNEDC and its counsel, accountants and other representatives full and free access, upon reasonable notice and during normal business hours, throughout the period prior to the Closing, to all of the properties, books, contracts, commitments, records, officers and personnel of the Company and shall furnish FNEDC during such period all such information concerning the business activities of the Company as FNEDC or its counsel, accountants or other representatives may reasonably request. If the transactions contemplated by this Agreement are not consummated, all confidential or proprietary information furnished by the Shareholders or the Company shall be kept in strict confidence and shall not be used or disclosed by any recipient, and FNEDC shall cause each such recipient to return to the Company all copies of documents or records furnished hereunder. No investigation or findings of FNEDC shall diminish or affect the representations and warranties of the Shareholders in this Agreement or relieve the Shareholders of any of their obligations hereunder.

         III.2. Shareholders' Consents and Approvals. The Shareholders shall use their best efforts to obtain all governmental and regulatory approvals and actions necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law or regulations.

         III.3. Assignment of Intellectual Property and Other Documents. In the event that Shareholder has ownership rights, title or interest in any intellectual property, or is a party in his individual capacity to any contracts, agreements, or other documents ("Other Documents") intended to be transferred to FNEDC pursuant to the Closing, Shareholder hereby conveys, transfers and assigns any and all of such right, title and interest in and to said intellectual property and Other Documents and will take whatever action necessary for FNEDC to effect transfer or assignment of the same as of the Closing or as soon as possible thereafter.

         III.4. Employee Stock Options. To the extent permitted by law, FNEDC will grant options, to those persons identified in Schedule 3.4, to purchase such amounts of FNEDC Common Stock and on such terms as set forth in Schedule
3.4 (the "Options").


                                   ARTICLE IV

                              CONDITIONS TO CLOSING

         IV.1. Conditions Precedent to FNEDC's Obligations. The obligation of FNEDC to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties contained in Sections 2.2 and 2.3 of this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as otherwise specifically provided for herein. The Shareholders shall have performed, on or before the Closing Date, all obligations under this Agreement which by the terms hereof are to be performed by the Shareholders on or before the Closing Date.

                  (b) Delivery of Certificates. The Shareholders shall have delivered to FNEDC certificates representing the Company Stock, duly endorsed for transfer or with duly executed stock powers attached.

                  (c) Required Consents. All consents and waivers, in form and substance satisfactory to FNEDC and its counsel, necessary to consummate the Closing and the other transactions contemplated hereby shall have been obtained by the Shareholders.

                  (d) Dental Employment Agreements. Each of the Shareholders shall have executed and delivered an employment agreement between himself and Osorio and Watkin, D.M.D., P.C. (together with any successor thereto, the "P.C.") in the form attached hereto as Exhibit 4.1(d) (the "Dental Employment Agreements").

                  (e) Filing of Restated Articles of Organization. The Shareholders shall have caused to be filed Restated Articles of Organization of the Company in the form attached hereto as Exhibit 4.1(e).

                  (f) Lease(s). The Company shall have delivered a fully executed Assignment and Assumption Agreement attached hereto as Exhibit 4.1(f) with respect to the lease attached as Exhibit 4.1(f) (the "Lease") of the real property located at 10 Forbes Road West, Braintree, MA 02184 (the "Location"), dated as of the Closing Date, by and among the Company, FNEDC and Ten Forbes Associates, L.P. (the "Assumption Agreement"), in form reasonably satisfactory to FNEDC and its counsel.

                  (g) Legal Opinion from Counsel for the Shareholders. FNEDC shall have received the written opinion of Choate, Hall & Stewart, counsel for the Company, dated the Closing Date and in a form reasonably satisfactory to FNEDC's counsel.

                  (h) Delivery of Other Instruments. The Shareholders shall have delivered instruments of conveyance for the Other Documents and such other certificates, consents, instruments or agreements as may be reasonably requested by FNEDC or its counsel.

                  (i) Termination of Plan. The Company shall terminate the Plans listed in Schedule 4.1(i) effective on or before the Closing Date.

         IV.2. Conditions Precedent to the Company's Obligations. The obligation of the Company to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or written waiver of the following conditions on or prior to the Closing Date:

                  (a) Representations and Warranties True; Obligations Performed. Each of the representations and warranties of FNEDC contained in
Section 2.1 shall be true and correct in all material respects at and as of the Closing, except as otherwise specifically provided for herein. FNEDC shall have performed, on or before the Closing Date, all obligations under this Agreement which by the terms hereof are to be performed by FNEDC on or before the Closing Date.

                  (b) Required Consents. All consents and waivers, in form and substance satisfactory to the Shareholders and their counsel, necessary to consummate the Closing and the other transactions contemplated hereby, shall have been obtained by FNEDC.

                  (c) Employment. The P.C. shall have executed and delivered to the Shareholders their Dental Employment Agreement. The P.C. shall have offered employment or independent contractor arrangements as of the Closing Date, on the terms set forth on Schedule 4.2(c), to all of the Company's dentists who are not Shareholders.

                  (d) Legal Opinion from Counsel to FNEDC. The Shareholders shall have received the written opinion of Lyne, Woodworth & Evarts, counsel to FNEDC, dated the Closing Date and in a form reasonably satisfactory to Shareholders' counsel.

                  (e) Discharge of Guarantees. The Shareholders shall have received written evidence of the discharge of all of their obligations as guarantors of the Company's obligations under the Lease, effective as of the Closing Date (the "Discharge").

                                    ARTICLE V

                             CLOSING AND DELIVERIES

         V.1. Date and Place of Closing. The consummation of the transactions contemplated hereby (the "Closing") shall be held at 10:00 a.m. on November 12, 1996 at the offices of McDermott, Will & Emery, or at such other time and place as the parties may mutually agree in writing (the "Closing Date").

         V.2. Deliveries at Closing by the Shareholders. At the Closing, provided FNEDC has duly performed its obligations hereunder, the Shareholders shall deliver or cause to be delivered to FNEDC the following:

                  (a) Certificates representing the Company Stock, duly endorsed for transfer or with duly executed stock powers attached, and free of any liens, encumbrances, restrictions on transfer, charges or claims;

                  (b) Certified copies of resolutions duly adopted by (i) the Company's Board of Directors, and (ii) the Shareholders, approving and authorizing the transactions provided for in this Agreement, the execution hereof and the performance of all acts required to be performed by the Company hereunder, accompanied by an appropriate certificate of incumbency;


                  (c) Instruments of transfer, in form reasonably satisfactory to FNEDC and its counsel, to convey all the Shareholders' right, title and interest in and to any trademarks and Other Documents; and

                  (d) All consents of any person or entity, whether or not a party to this Agreement, which are necessary to effectuate the transfer of the Company Stock, the assignment of the Other Documents, and the consummation of the transactions contemplated by this Agreement.

         V.3. Deliveries by FNEDC. At the Closing, provided the Shareholders and the Company have fully performed all of their respective obligations hereunder, FNEDC shall deliver or cause to be delivered to or on behalf of the Shareholders the following:

                  (a) The Convertible Notes;

                  (b) Certified or bank checks in the amount of Ninety Three Thousand Seven Hundred Fifty ($93,750) each to Ingoldsby and Bergman;

                  (c) The Promissory Notes;

                  (d) A certified copy of resolutions duly adopted by FNEDC's Board of Directors approving and authorizing the transactions provided for in this Agreement, the execution hereof and the performance of all acts required to be performed by FNEDC hereunder, accompanied by an appropriate certificate of incumbency;

                  (e) All consents of any person or any entity, whether or not a party to this Agreement, which are necessary to effectuate the issuance of the Convertible Notes and Promissory Notes and the consummation of the transactions contemplated by this Agreement; and

                  (f) Certified or bank checks each payable to Ingoldsby and Bergman, in the amount of $32,421.50, as reimbursement for trade payables of Seller assumed by the Shareholders as set forth on Schedule 2.2(f).

                  (g) Certified or bank checks each payable to Ingoldsby and Bergman, in the amount of $12,557, as reimbursement for the pre-paid expenses set forth on Schedule 1.4.

                  (h) The Discharge.

                                   ARTICLE VI

                              POST-CLOSING MATTERS

         VI.1. Further Assurances. Following the Closing Date, the Shareholders will execute and deliver to FNEDC such documents and take such other actions, at the Shareholders' expense, as FNEDC may reasonably request in order to vest in FNEDC good, valid and marketable title to the Company Stock.

         VI.2. Employment and Benefits-Related Matters.

         (a) FNEDC shall retain the right to amend in any respect or to terminate in whole or in part any Plan in accordance with the provisions of such Plan and applicable law.

         (b) Nothing contained in this Agreement shall obligate or commit FNEDC or the P.C. to continue any Plan with respect to services after the Closing Date or to maintain in effect any such Plan or any similar plan or any level or type of benefit except as may be provided to the contrary in this Section 6.2.

         (c) The Shareholders shall cooperate and remain responsible financially for fulfilling all reporting, disclosure and other administrative duties for the Plans that relate to periods prior to the Closing Date. Any failure by the Shareholders to fulfill these duties shall be subject to the indemnification provisions under Section 8.2(b) below.

         (d) The Shareholders shall provide to FNEDC copies of any correspondence relating to the Plans and shall inform FNEDC of any communications with a government agency, including but not limited to the Internal Revenue Service and the U.S. Department of Labor, regarding the Plans.

         (e) Upon the Closing, employees of the Company who are not dentists shall become employees of FNEDC and employees of the Company who are dentists and who accept the P.C.'s offer of employment shall become employees of the P.C. Employees of FNEDC and dentists who do not have separate employment contracts shall be employed at a rate of base compensation equal to their base compensation, and with the same employee benefits as they have, with the Company immediately prior to the Closing Date, such benefits to be maintained for one year after the Closing Date, at which time such employees shall receive standard FNEDC employee benefits, provided, however, that such employees shall have the option to immediately receive those FNEDC benefits which are comparable or better, than their current benefits. FNEDC and the P.C. shall be entitled in the ordinary course of their businesses to prospectively alter the compensation, and benefit programs they offer to their respective employees. The terms and conditions of the employment of dentists with separate written employment contracts with the P.C. shall be governed by the provisions of such contracts.

Service by Company employees prior to the Closing Date shall be considered service with the P.C. or FNEDC, as applicable, for all relevant purposes under compensation and benefit plans and programs provided by FNEDC or the P.C., including, without limitation, credit for eligibility, vesting, benefit accrual, participation, level of benefits and optional forms of payment. During the first year of employment following the Closing Date, the employment of Company employees at FNEDC and dentists without written employment contracts at the P.C. may not be terminated except for cause. For purposes of this Section 6.2(e), "for cause" shall mean the commission of any act of embezzlement, fraud, larceny or theft, substantial and continuing neglect or inattention to duties, willful misconduct, gross negligence or incompetence, moral turpitude or abuse of alcohol or drugs, permanent disability so as to be unable to perform duties, or conviction of a felony.

         (f) Accrued Payroll obligations and related pre-paid expenses to be allocated to the parties as set forth in Schedule 2.2(f) hereto.

         (g) Each Plan of the Company listed in Schedule 2.2(m) in force immediately prior to the Closing Date and not to be terminated pursuant to
Section 4.1(i) shall be continued by FNEDC (and participated in by the P.C.) after the Closing Date until such time as FNEDC may amend, replace or terminate the Plan in the ordinary course of its business. With regard to any change in insured medical benefits, to the extent that replacement medical insurance cannot be obtained for certain employees for any reason, FNEDC shall make reasonable arrangements for continued insured medical coverage under existing arrangements or individual policies issued to such employees at an employee cost (as a percentage of insurance premiums) not greater than the cost of insured medical benefits (as a percentage of insurance premiums) immediately prior to the Closing Date. Any new medical insurance provided by FNEDC during the current policy term shall take into account amounts paid by employees toward any deductible and maximum out-of-pocket limitations under the Company's prior medical insurance coverage.

         (h) Any former employees of the Company or their dependents receiving health continuation coverage under a Company Plan as of the Closing, or becoming eligible for such coverage due to a qualifying event occurring on or before the Closing, shall continue to receive such coverage (including coverage for pre-existing conditions to the same extent available under the Company's existing plan) after the Closing Date through health benefit plans maintained by FNEDC (or its affiliates) as set forth in their original election notice except if such coverage has been terminated for all FNEDC employees.

         (i) Employees of the Company (other than the Shareholders) who accept employment with the FNEDC shall be entitled to cash in accrued but unused vacation days, in a manner consistent with the Company's customary practice, which have accrued prior to the Closing Date or are earned through the first anniversary thereof.

         (j) All decisions concerning the hiring, termination and/or salary levels of FNEDC and P.C. employees at the Location, as well as all material changes in operations, including UCR fees and hours of operation at the Location shall be subject to mutual agreement of FNEDC and the Shareholders.

         VI.3. Medicare/Medicaid. Until such time as the Promissory Note is paid in full, the Shareholders shall not refer any Medicare or Medicaid beneficiaries to FNEDC, the P.C. or any of their affiliates for any dental services, x-rays, laboratory services, prosthetic devices or other designated health services (as that term is defined in the 42 U.S.C. Section 1395nn) covered by Medicare or Medicaid.

         VI.4. Computer Equipment. Notwithstanding anything to the contrary in this Agreement, the Shareholders shall receive title to and ownership of the computer equipment currently used at the Location, as described on the attached
Schedule 6.4 (the "Computer Equipment"). Shareholders agree to the extent permitted by any applicable agreements and licenses, to permit FNEDC and/or the P.C. to use on a royalty-free basis, and to use their good faith efforts to obtain, at the expense of FNEDC, any required consents for such use, of any software and data currently used by Shareholders in connection with the Practice. Shareholders agree to leave such Computer Equipment at the Location rent-free until May 30, 1997. For so long as FNEDC or the P.C. uses the Computer Equipment, FNEDC and the P.C. agree to maintain such Computer Equipment in good condition and pay all reasonable maintenance and repair costs and to pay for all licensing costs.

         VI.5. Marketing. For so long as each Shareholder is employed at the Location, all marketing and promotional activities of FNEDC or the P.C. in connection with the Location shall be subject to mutual agreement of FNEDC or the P.C., as the case may be, and the Shareholders, shall be comparable with the Company's historical level of such activities and shall conform to FNEDC's plans to promote reasonable growth. Not in limitation of the foregoing, FNEDC shall not erect or otherwise place any signage or other materials referring to "First New England Dental Centers, Inc.", "Osorio and Watkin, D.M.D., P.C." or any abbreviations or variations thereof at the Location except with the Shareholders' consent, such consent not to be unreasonably withheld.

         VI.6. P.C.'s Obligations. FNEDC guarantees to the Shareholders the prompt and complete payment or performance by the P.C., when and as due, of the P.C.'s obligations to the Shareholders arising from the transactions contemplated by this Agreement, including without limitation the terms of the Shareholders' Dental Employment Agreements.

         VI.7. Shareholders' Obligations. The Shareholders shall assume and pay all accounts payable incurred by the Company through the Closing Date.

         VI.8. Access to Records. Shareholders agree to provide FNEDC and its auditors with access to all of Company's books and records for fiscal years 1993 through and including 1996.

         VI.9. No Other Locations. FNEDC and the P.C. shall not employ any former employee of the Company outside the Location or relocate the practice from the Location without the prior written consent of the Shareholders, which consent shall not be unreasonably withheld.

         VI.10. Location of Assets. FNEDC and the P.C. shall not remove from the Location any assets owned by the Company as of the Closing Date without the Shareholders' prior written consent, which consent shall not be unreasonably withheld.

         VI.11. Insurance. FNEDC shall maintain property and business insurance coverage on the Location's premises, contents, operations and other assets with reputable, licensed insurers and in amounts not less than those maintained by the Company as of the Closing Date. FNEDC shall promptly replace or restore any Location assets damaged or destroyed after the Closing Date.

         VI.12. Right of First Refusal. (a) For so long as either Shareholder is employed at the Location, in the event that FNEDC shall decide to sell, transfer or otherwise dispose of the assets formerly owned or leased by the Company (except for a sale or transfer to an affiliate of FNEDC or the P.C.), alone, apart and separate from any other assets of FNEDC, then Shareholders shall have a right of first refusal to purchase such assets in accordance with this Section
6.12. Shareholders shall have seven (7) days from the date of written notice by FNEDC to notify FNEDC of their election to exercise the right to purchase the assets pursuant to this Section 6.12 (the "Notice"). Subject to the determination of Fair Market Value in accordance with Subsection (b), Shareholders shall have twenty (20) days from the date of the Notice to enter into a purchase and sale agreement, at Fair Market Value and upon customary and commercially reasonable terms. "Fair Market Value" shall mean the fair market value of the assets of the Company as of the date of the Notice.

         (b) Notwithstanding anything to the contrary in Subsection (a), if Shareholders and FNEDC cannot agree upon the Fair Market Value within twenty
(20) days of delivery of the Notice, Shareholders or FNEDC may refer the matter to appraisal in accordance with the following:

                  (i) The parties shall endeavor in good faith to agree, within seven (7) days of the last day of the 20-day period, upon a sole appraiser to conduct the appraisal. Such appraiser shall conduct an appraisal of the Fair Market Value of the assets within twenty (20) days of his/her selection, which appraisal shall be binding on the parties.

                  (ii) If the parties cannot agree upon a sole appraiser within seven (7) days of the last day of the 20-day period referred to above, each of the Shareholders and FNEDC will select an appraiser and the two appraisers will select a third appraiser. The three appraisers shall be known as the "Appraisal Panel". If either FNEDC or Shareholders fail to elect an appraiser within the aforementioned 7-day period, the appraiser selected by the other party shall perform the appraisal within twenty (20) days, and said appraisal shall be binding upon all of the parties.

                  (iii) Each appraiser will be qualified by education, experience or training to render a decision in the matters submitted.

                  (iv) If an Appraisal Panel is selected, within twenty (20) days of the selection of the third appraiser, each of FNEDC's appraiser and Shareholders' appraiser having conducted such investigation as they deem necessary regarding the valuation of the assets, will submit the Fair Market Value which it believes is accurate (the "Submitted Valuation"), to the third appraiser.

                  (v) Within ten (10) days after the third appraiser has received the Submitted Valuations (or immediately if the Submitted Valuations are within 10% of the Submitted Valuation which is greater), such appraiser will render a decision determining the Fair Market Value, as follows: if the Submitted Valuations are within ten percent (10%) of the Submitted Valuation which is the greater of the two, then the Fair Market Value shall be the average of the Submitted Valuations. If the Submitted Valuations diverge by more than ten percent (10%) of the Submitted Valuation which is the greater of the two, then the third appraiser shall determine the Fair Market Value by selecting one of the Submitted Valuations. The appraiser's decision shall be binding on the parties.

                  (vi) Once Fair Market Value has been established by appraisal, Shareholders shall have fifteen (15) days to enter into a purchase and sale agreement, at Fair Market Value and upon other customary and commercially reasonable terms.

                  The Closing on such purchase and sale agreement shall take place within fifteen (15) days of the date of execution of the purchase and sale agreement, unless otherwise agreed to by the parties, which agreement shall not be unreasonably withheld by the parties.

         (c) If the assets to be transferred or sold include the Lease and Shareholders exercise their right of first refusal hereunder, at their option FNEDC shall assign the Lease for the Location to the Shareholders, and the amount of any accrued but unpaid lease payments, through the date of assignment to Shareholders, shall be deducted from the purchase price for the assets. The amount of any accrued but unmade payments under the Lease, Promissory Notes, Convertible Notes and Dental Employment Agreements shall be deducted from the purchase price for the assets.

         (d) If: (a) Shareholders do not exercise their right of first refusal hereunder, or (b) the purchase and sale agreement is not executed or the Closing does not occur within the specified time periods through no fault of FNEDC, then FNEDC may sell, transfer or otherwise dispose of such assets to a third party at FNEDC's discretion.

                                   ARTICLE VII

            NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT

         VII.1. Non-Solicitation. Subject to the provisions set forth in Article IX hereof, during the term of the Dental Employment Agreement, and for a period of three (3) years after the date of termination or expiration thereof, the Shareholders shall not, without the express written consent of FNEDC or the P.C., (a) solicit for employment, verbally or in writing, or otherwise seek to hire, any employee of the FNEDC or the P.C., nor (b) solicit business or attempt to solicit business from any patient or former patient of the Company, FNEDC or the P.C. at the Location.

         VII.2. Non-Compete. Subject to the provisions set forth in Article IX hereof, the parties shall be bound by the following non-competition covenants:

                  (a) During the term of the Dental Employment Agreement and for a period of three (3) years after the date of termination or expiration thereof, neither of the Shareholders shall, without the express written consent of the FNEDC or P.C., (i) engage in any dental practice or activity within a five (5) mile radius of the Location that competes with FNEDC or the P.C.; or (ii) directly or indirectly own, manage, operate, control or participate either directly or indirectly in the ownership, management, operation or control of any dental practice or specialty dental care facility, however organized, which has any location within five (5) miles of the Location radius and which competes with the FNEDC or the P.C. in the provision of dental and/or other health care services. Notwithstanding the foregoing, in the event either Shareholder terminates his Dental Employment Agreement due to Qualifying Breach, as defined in Section 10 thereof, then this Section 7.2 shall, from and after such termination, be of no force and effect with respect to the terminating Shareholder.

                  (b) During the term of either Shareholder's Dental Employment Agreement, FNEDC and P.C. shall not, without the prior written consent of the Shareholders, own, manage, operate, control or participate in the ownership, management, operation or control of any dental practice within a five (5) mile radius of the Location.

                  (c) If any part of this Section 7.2 should be determined by a court of competent jurisdiction to be unreasonable in nature, duration, geographic area, or scope, then this Agreement is intended to and shall extend only for such period of time, in such area and with respect to such activity, as is determined by said court to be reasonable.


                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         VIII.1. Survival. The Shareholders and FNEDC agree that (i) the covenants, representations and warranties contained in this Agreement shall survive for a period of one year from the Closing Date, except that the representations, warranties and covenants contained in Section 2.2(i) shall survive until the applicable tax statutes of limitations relating thereto shall have run, (ii) the representations, warranties and covenants contained in
Section 2.2(m) shall survive indefinitely, (iii) the provisions of Article VII shall survive the Closing Date for the period specified therein; (iv) the provisions of this Article VIII shall survive the Closing Date for an indefinite period, and (v) the provisions of Article IX shall survive for so long as the Shareholders are employed by the P.C.

         VIII.2. Indemnification of FNEDC. (a) The Shareholders agree to indemnify FNEDC and hold it harmless against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities, including reasonable attorneys' fees (i) which arise or result from or are related to any breach or failure of the Shareholders to perform any of their representations and warranties, commitments, obligations, covenants or conditions hereunder, (ii) which result from the operations of the Company or any actions of the Shareholders, the Company or its employees or agents taken prior to the Closing Date and which become known to FNEDC or the P.C. any time prior to the second anniversary of the Closing Date; or (iii) which result from the failure of the transfer and assignment of the Company Stock, the trademarks and the Other Documents from the Shareholders to FNEDC to cause FNEDC to acquire good and marketable title to all of the issued and outstanding Company Stock, the trademarks and the Other Documents, free and clear of any liens, encumbrances, restrictions on transfer, charges or claims unless such failure is caused by the action of FNEDC.

         (b) The Shareholders shall indemnify and hold harmless FNEDC, the P.C., and each of their respective affiliates, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses including, without limitation, attorneys' fees, arising out of or relating in any manner to (i) the establishment or administration of any Plan prior to the Closing Date; (ii) the Shareholders' failure to fulfill their post-Closing duties under Section 6.2 above; or (iii) any audit of a Plan performed by any governmental unit, including but not limited to the Internal Revenue Service and the U.S. Department of Labor, relating to periods prior to the Closing Date.

         (c) Shareholders' aggregate liability under Subsections 8.2 (a) and (b) shall be limited to $400,000.

         VIII.3. Indemnification of the Shareholders. FNEDC agrees to indemnify, defend and hold harmless the Shareholders against and in respect of any and all payments, damages, claims, demands, losses, expenses, costs, obligations and liabilities (including reasonable attorneys' fees) which (a) arise or result from or are related to any breach or failure of FNEDC to perform any of its representations and warranties, commitments, obligations, covenants or conditions hereunder, or (b) arise or result from any actions of FNEDC, its employees, directors, officers, or agents (other than the Shareholders) taken after the Closing Date, or (c) arise or result from the inability of the Shareholders to obtain consents to assignment and release of personal guarantees of, the agreements, obligations and leases set forth on Schedule 8.3 hereto; including but not limited to any penalty, charge or assessment against the Shareholders; provided, that (i) the Shareholders shall use their best efforts to obtain such consents; (ii) FNEDC's obligation hereunder shall exclude claims by the Shareholders based on lost time or profit; and (iii) in the event that the Shareholders still have been unable to obtain the consent(s) with respect to any such lease(s) as of the thirtieth day following the Effective Time, then FNEDC shall promptly pay all of the outstanding amounts due through the expiration date(s) thereof under the lease(s) for which a consent (including release of personal guarantees) has not been obtained.

         VIII.4. Procedure for Indemnification. Any party making a claim for indemnification hereunder (the "Indemnitee") shall notify the indemnifying party
(the "Indemnifying Party") of the claim in writing, describing the claim, the amount thereof, and the basis therefor. The Indemnifying Party shall respond to each such claim within 30 days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnitee until the later of (a) the expiration of the 30-day response period (unless reasonably necessary to protect the rights of the Indemnitee), or (b) 30 days following the receipt of a response within such 30-day period by the Indemnitee requesting an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period). If such demand is based on a claim by a third party, the Indemnifying Party shall have the right to assume the entire control of the defense, compromise or settlement thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnitee, and, in connection therewith, the Indemnitee shall cooperate fully to make available to the Indemnifying Party all pertinent information under its control. No claim for indemnification resulting from the breach or falsity or any of the representations or warranties set forth herein or in any certificate or other instrument delivered pursuant hereto shall be made after a date on which such representation, warranty or agreement shall have expired under the provisions of Section 10.1 hereof.


                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

         (a) The post-Closing occurrence of any of the following conditions or events shall be deemed a "Termination Event":

         (i) FNEDC or P.C. ceases all of its operations for more than thirty (30) consecutive days; or

         (ii) FNEDC or P.C. fails generally to pay its debts as they become due ("Insolvency") and such Insolvency is not cured within forty-five (45) days following the earlier of its occurrence or the filing of a petition for debtor's relief or a confession of Insolvency made by FNEDC in any administrative, judicial or regulatory proceeding; or

         (iii) FNEDC or the P.C. makes an assignment for the benefit of its creditors, or voluntarily files a petition in bankruptcy which is not dismissed within sixty (60) days following the filing thereof; or

         (iv) an involuntary filing of a petition in bankruptcy with respect to FNEDC or the P.C. is made and not dismissed within sixty
                  (60) days following notice thereof to FNEDC or the P.C., as the case may be; or

         (v) the net book value (including goodwill) of FNEDC, determined in accordance with generally accepted accounting principles and as reflected in any financial statements of FNEDC, is less than $250,000; or

         (vi) the accounts payable at the location of FNEDC or the P.C. at which the Shareholders provide services are more than forty-five (45) days old or FNEDC or the P.C. has failed to meet timely its payroll commitments with respect to the employees at such location; provided, however, that FNEDC shall have forty-five (45) days from the date of receipt of written notice to cure such Termination Event; or

         (vii) FNEDC fails to make payments when due under the Convertible Notes or Promissory Notes, and such failure is not cured within fifteen (15) days of written notice thereof.

         (b) Upon the occurrence of a Termination Event, Shareholders (assuming that they are employed by the P.C. at such time), at the Shareholders' option, may require that within seven (7) business days following the occurrence of a Termination Event, FNEDC and the P.C. shall vacate and surrender the Location, and the rights of FNEDC under the Assumption Agreement shall be deemed terminated or, as applicable, shall be assigned to the Shareholders. FNEDC shall also give or cause the P.C. to give, each former employee of the Company who is then employed by FNEDC or the P.C. an option to terminate his/her employment with FNEDC or the P.C. without penalty, and shall permit the Shareholders to recruit such individual(s) for employment by the Shareholders. FNEDC shall, at the Shareholders' option, transfer, or cause the P.C. or any affiliate of FNEDC to transfer, to the Shareholders or their designees all of the assets formerly owned and/or leased by the Company which are then owned and/or leased by FNEDC, the P.C. or any such affiliate, for the depreciated book value of all fixed assets, excluding intangible assets, at such time; provided, however, that if the Shareholders are eligible to elect, and so elect, to cause FNEDC to assign the lease for the Location to the Shareholders, then the amount of any accrued but unpaid lease payments, through the date of assignment to the Shareholders, shall be offset from such purchase price; and provided further, that if the Termination Event is for the reason set forth in paragraph (a)(vii) above, the amount of any accrued but unmade payments under the Promissory Notes, Convertible Notes and Dental Employment Agreements shall be offset from such purchase price; and provided further, if the Termination Event is for reasons set forth in paragraphs (a)(iii) or (a)(iv) above, the Shareholders may repurchase the tangible assets only. FNEDC shall cause the P.C. to transfer to the Shareholders copies of the dental records of any patient who authorizes transfer of his/her dental records to the Shareholders. Upon the election by the Shareholders to exercise their rights under this Article IX, Shareholders' Dental Employment Agreements will be deemed terminated, and without limiting the foregoing, the Shareholders shall be released from the non-competition and non-solicitation covenants set forth at Sections 7 and 8 of the Dental Employment Agreements and Article VII hereof.

                                    ARTICLE X

                            CONFIDENTIAL INFORMATION

         The parties hereby acknowledge the confidential nature of this Agreement and the transactions contemplated hereby. Except as otherwise required by law, the parties agree to hold in confidence all financial information and other confidential data and information acquired from one another, and shall not use or divulge to third parties any such data or information. No party shall make any announcement or otherwise disclose any information concerning the transactions contemplated by this Agreement to any person (other than such party's employees, attorneys and consultants on a need-to-know basis) without the consent of the other party. This Article X shall survive the termination of this Agreement for any reason.


                                   ARTICLE XI

                                  MISCELLANEOUS

         XI.1. Notices. All notices to a party hereunder shall be deemed to have been adequately given if delivered in person or mailed, certified mail, return receipt requested, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

                           To the Shareholders:

                                    Clark Ingoldsby, D.D.S.
                                    10 Forbes Road West
                                    Braintree, MA  02184

                           and/or

                                    Steven Bergman, D.M.D.
                                    10 Forbes Road West
                                    Braintree, MA  02184

                           with a copy to:

                                    Judith Johnson, Esq.
                                    Choate, Hall & Stewart
                                    Exchange Place
                                    Boston, MA  02109

                           To FNEDC:

                                    First New England Dental Centers, Inc.
                                    85 Devonshire Street, 2nd Floor
                                    Boston, MA  02109
                                    Attention:  President

                           with a copy to:

                                    Michael L. Blau, Esq.
                                    McDermott, Will & Emery
                                    75 State Street, 17th Floor
                                    Boston, MA  02109


         XI.2. No Waiver. No failure to exercise and no delay in exercising, on the part of FNEDC or the Shareholders, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights provided are cumulative and not exclusive of any rights provided by law.

         XI.3. Amendments and Waivers. This Agreement may be modified or amended only by a writing signed by each party hereto. No waiver of any term or provision hereof shall be effective unless in writing signed by the party waiving such term or provision.

         XI.4. Governing Law; Headings. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. The descriptive headings of the several Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         XI.5. No Assignment. None of the parties hereto may assign this Agreement or any of their respective rights or obligations hereunder without first obtaining the prior written consent of the other parties hereto.

         XI.6. Binding Effect and Benefits; Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns. FNEDC agrees to cause any entity that acquires all or substantially all of FNEDC's assets to assume FNEDC's obligations hereunder, unless assumption of such obligations is expressly waived in writing by the Shareholders, and further agrees that in the event of a merger, consolidation or change of control between FNEDC and a third party FNEDC will not exclude its obligations hereunder from such merger, consolidation or change of control.

         XI.7. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby.

         XI.8. Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

         XI.9. Transfer Taxes. All stock transfer taxes, if any, incident to the sale of the Company Stock shall be paid by the Shareholders.

         XI.10. Arbitration. Any disputes arising among the parties to this Agreement shall be settled by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association. In the event that a dispute arises which requires arbitration under this Section 11.10, the parties shall attempt to agree upon one arbitrator to resolve such dispute. In the event that the parties are unable to agree upon an arbitrator within 14 days, then each party shall choose one arbitrator and the arbitrators chosen by the parties shall choose a single arbitrator who shall resolve such dispute. Each party shall bear its respective costs of the arbitration. The award so rendered shall be final and the prevailing party in any such arbitration shall be entitled to have the arbitrators' award enforced by any court of competent jurisdiction.

         IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first set forth above.



                                          ------------------------------
                                          CLARK INGOLDSBY, D.D.S.


                                          ------------------------------
                                          STEVEN BERGMAN, D.M.D.


                                          FIRST NEW ENGLAND DENTAL CENTERS,
                                          INC.



                                  By:     ------------------------------
                                          Jerald Robbins, President

                             SCHEDULES AND EXHIBITS
                             ----------------------

Schedules
---------

Schedule 1.4                           Pre-paid Expenses
Schedule 2.1(f)                        FNEDC Litigation
Schedule 2.1(g)                        Capitalization
Schedule 2.2(c)                        Company Commitments with Respect to Capital Stock
Schedule 2.2(e)                        Financial Information
Schedule 2.2(f)                        Company Liabilities
Schedule 2.2(g)                        Title Exceptions
Schedule 2.2(i)                        Tax Deficiencies and/or Claims
Schedule 2.2(k)                        Insurance
Schedule 2.2(l)                        Employees and Compensation
Schedule 2.2(m)                        Employee Benefits
Schedule 2.2(n)                        Material Contracts
Schedule 2.2(p)                        Banking Relationships
Schedule 2.2(q)                        Consents
Schedule 2.2(r)                        Authorizations
Schedule 2.2(s)                        Exceptions to Accounts Receivable
Schedule 2.2(t)                        Company Litigation
Schedule 3.4                           Stock Options
Schedule 4.1(i)                        Termination of Plans
Schedule 4.2(c)                        Employment Terms for non-Shareholders Dentists
Schedule 6.4                           Computer Equipment to be Retained by Shareholders
Schedule 8.3                           Consents to Assignment


Exhibits
--------

Exhibit 1.1(i)                         Convertible Promissory Notes
Exhibit 1.1(iii)                       Promissory Notes
Exhibit 4.1(d)                         Dental Employment Agreements
Exhibit 4.1(e)                         Restated Articles of Organization
Exhibit 4.1(f)                         Assignment and Assumption Agreement/Lease

                                  SCHEDULE 1.4

                                Prepaid Expenses


See attached.

                                 SCHEDULE 2.1(g)

                                 Capitalization

         As of November 12, 1996, there were outstanding options and warrants to purchase 724,800 shares of FNEDC Common Stock.

                                 SCHEDULE 2.1(f)

                                FNEDC Litigation


         1. On October 29, 1996, Periodontology Associates, Ltd. ("Periodontology") and Richard L. Glick, D.D.S. (collectively, the "Plaintiffs") commenced an action in the State of Rhode Island Superior Court against First New England Dental Centers, Inc. ("First Dental") and Osorio and Watkin, D.M.D., P.C. ("Osorio and Watkin") seeking unspecified damages. In Count One, the complaint alleges that Periodontology and First Dental entered into a valid and enforceable contract whereby First Dental would purchase Periodontology, and that First Dental has breached the contract by refusing to proceed with the purchase under the terms of the contract. In Count Two, the complaint further alleges that on June 18, 1996, Dr. Glick and Osorio and Watkin entered into a valid and enforceable employment agreement under which Osorio and Watkin agreed to employ Dr. Glick. Moreover, the complaint alleges that Osorio and Watkin has failed and refused to employ Dr. Glick under the terms of their agreement. The defendants will file an answer denying the material allegations of the complaint and raising appropriate affirmative defenses. Alternatively, the defendants may move to dismiss the complaint for failure to state a claim upon which relief can be granted.

         2. Crow and Casey, P.C. former counsel to FNEDC, brought an action against FNEDC seeking damages in the amount of $39,510.25 for legal services rendered. The matter is still pending.

                                 SCHEDULE 2.2(c)

                    Commitments with Respect to Capital Stock


                                      None.

                                 SCHEDULE 2.2(e)

                              Financial Information


The following were previously provided by the Shareholders to FNEDC::

1.    1995 year end Balance Sheet of the Company

2.    1995 year end Profit and Loss of the Company

3.    Balance Sheet of the Company as of September 30, 1996

4.    Profit and Loss of the Company as of September 30, 1996

5.    1994 Mass and Federal Corporate Tax return of the Company

6.    1993 Mass and Federal Corporate Tax return of the Company

7.    1995 year end Payroll Service tax and payroll records of the Company

                                 SCHEDULE 2.2(f)

                               Company Liabilities


1.    Accounts Payable as of the Closing Date to be assumed by the Shareholders.

2. Accrued Payroll for the non-dentist employees through November 1, 1996 to be assumed by the Shareholders. All Accrued Payroll for non-dentist employees after November 1, 1996 will be assumed by FNEDC.

3. Accrued Payroll (less prepaid draws, if any) and related prepaid expenses for all dentists and specialists employed by the Company from October 1, 1996 through the Closing Date to be assumed by FNEDC and paid on or before November 15, 1996.

                                 SCHEDULE 2.2(g)

                                Title Exceptions


1. The Company leases its principal office space in Braintree, MA under a Lease Agreement with Ten Forbes Associates, L.P. which space is also subject to a mortgage between Ten Forbes Associates, L.P. and the lenders.

2. The Braintree Savings Bank holds a security interest in certain of the Company's assets in connection with the indebtedness described below. This Security interest will be released at Closing.

3. The computer equipment listed on Schedule 6.4 hereto will be owned by the shareholders as of the Closing.


Long Term Debt

      The Company has guaranteed the obligations of the Shareholders under a Promissory Note dated October 6, 1994 to Braintree Savings Bank in the principal amount of $160,000 pursuant to the terms of a Loan and Security Agreement of such date and under a Promissory Note dated February 22, 1993 to Braintree Savings Bank in the principal amount of $170,000 pursuant to the terms of a Loan and Security Agreement of such date. All such indebtedness will be repaid at closing.

                                 SCHEDULE 2.2(i)

                         Tax Deficiencies and/or Claims


To the best of the Company's knowledge, the Internal Revenue Service has not asserted, nor has it threatened to assert, any deficiency or claim for additional taxes, interest, or penalties against the Company.

                                 SCHEDULE 2.2(k)

                                    Insurance


                                  See attached.

                                 SCHEDULE 2.2(l)

                           Employees and Compensation


            See attached.


            See Schedule 2.2(f) with respect to accrued payroll and prepaid expense obligations.

            See also Schedule 2.2(c)

            Consultants:     Choate, Hall & Stewart
                             John de Barros & Co.
                             Frank Conrad, Esq.

                                 SCHEDULE 2.2(m)

                                  Benefit Plans


Section 125 Pro Plan (Cafeteria Plan)

Medical Insurance (Major Medical and Hospitalization)

Dental Benefits (Professional Treatment Services)

Childcare Benefits

Sick Leave Policy

Leaves of Absence Policy

Vacation Policy

Holiday Policy

Workers' Compensation Plan

Pay in Lieu of Notice Policy

Educational Benefits

2.2(m)(iii)   Formal summary plan descriptions may not have been prepared, distributed and filed for plans subject to ERISA.

2.2(m)(xii)   Formal summary plan descriptions may not have been prepared, distributed and filed for plans subject to ERISA.

                                 SCHEDULE 2.2(n)

                               Material Contracts


1.    Lease with Ten Forbes Associates, L.P. dated 12/23/92.

2.    Service Agreement with Technical and Logistical Consultants, Inc. dated
      8.1.96.

3.    NEIC Electronic Insurance Submission Agreement dated 1/93.

4.    Agreements for indebtedness listed on Schedule 2.2(g) hereto.

5.    Catering Agreement for holiday party (approximately $1,000).

6.    Copier Maintenance Agreement with Konica dated 10/96.

7.    BRS Computing, Inc. Software Subscription Service Agreement dated
      10/28/96.

8. Health Insurance contract with Blue Cross Blue Shield of Massachusetts for employee health benefits.

9. National Waste Management, Inc. contract dated 8/1/96 for disposal of medical waste.

10.   License for software with BRS Computing, Inc. dated August 18, 1988.

11.   See Schedule 2.2(l).

12.   Water cooler lease with Magic Mountain Water Coolers, Inc.

13. Agreement with employees for closing of office between December 24, 1996 and December 29, 1996 and for vacation time for certain employees from November 25-27, 1996.

14.   Other contracts.

      -       Pager:  current contract expires May 1997 $195.81 per year.
      -       Nynex Call Answering:  $12.00/mo. No obligation
      -       Holiday Party:  December 14, 1996.
              -        Canali Catering approx. $1,000.00
              -        Full Time Staff $200.00
              -        Part Time Staff $100.00
              -        Dr. Zonghetti $500.00
      -       Staff Holiday Bonus:  $2,200.00
      -       Magic Mountain Water Coolers, Inc.:  $36.65/mo. (invoice attached)
      -       Yankee Dental Convention
              -        Office Closed January 23, 24, and 25 to attend Convention
              -        Staff to be reimbursed per Employee Manual

                                 SCHEDULE 2.2(n)

     -        Vacation Time Approved
              -       Dr. Bergman:  November 25, 26, and 27, 1996
              -       Judith Bergman:  November 25, 26, and 27, 1996
     -        Annual Summer Cook Out:  Approximately $700.00

15.  Nynex Information Resources dated 8/9/96.

                                 SCHEDULE 2.2(p)

                              Banking Arrangements


       The Company has two checking accounts with Braintree Savings Bank (Account Nos. 25003440 and 25003015).

                                 SCHEDULE 2.2(q)

                                    Consents


1.    Technical and Logistical Consultants contract listed on Schedule 2.2(n).

2.    Lease with Ten Forbes Associates, L.P. listed on Schedule 2.2(n).

3.    Software license with BRS Computing, Inc. listed on Schedule 2.2(n).

                                 SCHEDULE 2.2(r)

                                 Authorizations

                                    Licenses


                                  See attached.

                                 SCHEDULE 2.2(s)

                        Exceptions to Accounts Receivable


                                      None.

                                 SCHEDULE 2.2(t)

                                   Litigation


                                      None.

                                  SCHEDULE 3.4

                                  Stock Options


                                            Number of          Exercisable
                    Exercise Price          Option Shares      Until
                    --------------          -------------      -----

James Zonghetti     $10.00 per share        8,000              November 12, 2006

Stephen Brown       $10.00 per share        2,500              November 12, 2006

Judy Bergman        $10.00 per share        4,500              November 12, 2006

                                 SCHEDULE 4.1(i)

                              Termination of Plans


                                      None.

                                 SCHEDULE 4.2(c)

                  Employment Terms for non-Shareholder Dentists


                                  See attached.


       The dentists listed on the attached page are not entitled to those benefits listed on Schedule 2.2(m).

                                  SCHEDULE 6.4

                Computer Equipment to be Retained by Shareholders


                                  See attached.

                                  SCHEDULE 8.3

                             Consents to Assignment


1. Guaranties and mortgages relating to the indebtedness listed on Schedule 2.2(g) hereto.

2. Guaranties and other obligations relating to the Lease with Ten Forbes Associates, L.P. listed on Schedule 2.2(n) hereto.

                                 EXHIBIT 1.1(i)

                          Convertible Promissory Notes

                                EXHIBIT 1.1(iii)

                                Promissory Notes

                                 EXHIBIT 4.1(d)

                          Dental Employment Agreements

                                 EXHIBIT 4.1(e)

                        Restated Articles of Organization

                                 EXHIBIT 4.1(f)

                    Assignment and Assumption Agreement/Lease

                                TABLE OF CONTENTS

                                                                                              Page
                                                                                              ----
ARTICLE I - GENERAL TERMS.....................................................................  1
         1.1.         Consideration...........................................................  1
         1.2.         Delivery of Certificates and Consideration..............................  2
         1.3.         Tax Liability...........................................................  2
         1.4.         Pre-paid Expenses.......................................................  2
         1.5.         Withdrawal of Cash......................................................  3
         1.6.         Accounts Payable........................................................  3

ARTICLE II - REPRESENTATIONS AND WARRANTIES...................................................  3

         2.1.         Representations and Warranties of FNEDC ................................  3
                      (a)  Organization, Power and Standing ..................................  3
                      (b)  Power and Authority Relative to Transaction........................  3
                      (c)  Valid and Binding Obligation ......................................  3
                      (d)  Required Consents .................................................  4
                      (e)  No Brokers ........................................................  4
                      (f)  Litigation ........................................................  4
                      (g)  Capitalization ....................................................  4
                      (h)  Qualification to Do Business ......................................  4
                      (i)  Compliance with Laws ..............................................  4
                      (j)  Financial Statements ..............................................  5
                      (k)  Investigation .....................................................  5
                      (l)  Disclosure ........................................................  5
         2.2.         Representations and Warranties Concerning the Company...................  5
                      (a)  Organization, Power and Standing ..................................  5
                      (b)  Subsidiaries and Interest in Other Entities .......................  6
                      (c)  Capitalization  ...................................................  6
                      (d)  Qualification to do Business  .....................................  6
                      (e)  Financial Statements ..............................................  6
                      (f)  Absence of Undisclosed Liabilities ................................  6
                      (g)  Title to Properties, Etc ..........................................  6
                      (h)  Conduct of Business; Absence of Material Adverse Changes  .........  7
                      (i)  Tax Returns and Payments ..........................................  9
                      (j)  Compliance with Laws ..............................................  9
                      (k)  Insurance ......................................................... 10
                      (l)  Employees and Compensation ........................................ 10
                      (m)  Employee Benefits ................................................. 10
                      (n)  Material Contracts ................................................ 12
                      (o)  Books and Records ................................................. 13
                      (p)  Banking Relationships ............................................. 14
                      (q)  Required Consents, Etc ............................................ 14
                      (r)  Licenses and Permits .............................................. 14
                      (s)  Accounts Receivable ............................................... 14
                      (t)  Litigation ........................................................ 14

                      (u)  No Brokers ........................................................  15
                      (v)  Disclosure ........................................................  15
                      (w)  No Offer ..........................................................  15
         2.3.         Representations and Warranties Concerning the Shareholders..............  15
                      (a)  Title .............................................................  15
                      (b)  Due Issuance ......................................................  16
                      (c)  Validity and Enforceability .......................................  16
                      (d)  No Brokers ........................................................  16
                      (e)  Dental Practice ...................................................  16
                      (f)  Experience ........................................................  16
                      (g)  Authority .........................................................  16

ARTICLE III - ADDITIONAL COVENANTS AND AGREEMENTS ............................................  17
         3.1.         FNEDC's Access to Information...........................................  17
         3.2.         Shareholders' Consents and Approvals....................................  17
         3.3.         Assignment of Intellectual Property and Other Documents.................  17
         3.4.         Employee Stock Options..................................................  17

ARTICLE IV - CONDITIONS TO CLOSING............................................................  17
         4.1.         Conditions Precedent to FNEDC's Obligations.............................  17
                      (a)  Representations and Warranties True; Obligations Performed ........  18
                      (b)  Delivery of Certificates ..........................................  18
                      (c)  Required Consents .................................................  18
                      (d)  Dental Employment Agreements ......................................  18
                      (e)  Filing of Restated Articles of Organization .......................  18
                      (f)  Lease(s) ..........................................................  18
                      (g)  Legal Opinion from Counsel for the Shareholders ...................  18
                      (h)  Delivery of Other Instruments .....................................  18
         4.2.         Conditions Precedent to the Company's Obligations.......................  19
                      (a)  Representations and Warranties True; Obligations Performed ........  19
                      (b)  Required Consents .................................................  19
                      (c)  Employment ........................................................  19
                      (d)  Legal Opinion from Counsel to FNEDC ...............................  19
                      (e)  Discharge of Guarantees ...........................................  19

ARTICLE V - CLOSING AND DELIVERIES............................................................  19
         5.1.         Date and Place of Closing...............................................  19
         5.2.         Deliveries at Closing by the Shareholders...............................  19
         5.3.         Deliveries by FNEDC.....................................................  20

ARTICLE VI - POST-CLOSING MATTERS.............................................................  21
         6.1.         Further Assurances......................................................  21
         6.2.         Employment and Benefits-Related Matters.................................  21
         6.3.         Medicare/Medicaid.......................................................  23
         6.4.         Computer Equipment......................................................  23
         6.5.         Marketing...............................................................  23
         6.6.         P.C.'s Obligations......................................................  23

         6.7.         Shareholders' Obligations...............................................  23
         6.8.         Access to Records.......................................................  23
         6.9.         No Other Locations......................................................  24
         6.10.        Location of Assets......................................................  24
         6.11.        Insurance...............................................................  24
         6.12.        Right of First Refusal..................................................  24

ARTICLE VII - NON-COMPETITION AGREEMENT AND NON-SOLICITATION
         AGREEMENT............................................................................  26
         7.1.         Non-Solicitation........................................................  26
         7.2.         Non-Compete.............................................................  26

ARTICLE VIII - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION 26
         8.1.         Survival................................................................  26
         8.2.         Indemnification of FNEDC................................................  27
         8.3.         Indemnification of the Shareholders.....................................  27
         8.4.         Procedure for Indemnification...........................................  28

ARTICLE IX....................................................................................  28

TERMINATION OF AGREEMENT......................................................................  28

ARTICLE X.....................................................................................  30

CONFIDENTIAL INFORMATION......................................................................  30

ARTICLE XI - MISCELLANEOUS ...................................................................  30
         11.1.        Notices.................................................................  30
         11.2.        No Waiver...............................................................  31
         11.3.        Amendments and Waivers..................................................  31
         11.4.        Governing Law; Headings.................................................  31
         11.5.        No Assignment...........................................................  31
         11.6.        Binding Effect and Benefits; Assigns....................................  31
         11.7.        Entire Agreement........................................................  32
         11.8.        Counterparts............................................................  32
         11.9.        Transfer Taxes..........................................................  32
         11.10.       Arbitration.............................................................  32